EXHIBIT 99.1

Charter

of the

Nominating and Governance Committee

of the

Board of Directors

of

OSI Systems, Inc.

I.	Purpose

The purposes of the Nominating and Governance Committee (the “Committee”) are:

•	To assist the Board of Directors (the “Board”) in making the Board as effective as possible through recommendations and periodic evaluations. The Committee may develop and/or recommend to the Board a set of corporate governance principles applicable to OSI Systems, Inc. (the “Company”).
•	The review and evaluation of the Board of Directors’ performance and each committee thereof.
•	The identification of individuals qualified to become directors and nominate directors for election and candidates for all vacant directorships to be filled by the Board of Directors or by the shareholders.

II.	Membership

The Committee shall be composed of at least three directors appointed by the Board. Each Committee member shall be “independent” under applicable rules and regulations of The Nasdaq Stock Market, Inc. (“Nasdaq”) and the Securities and Exchange Commission (“SEC”). The members of the Committee, including the Chair, may be removed by the Board with or without cause. Any action duly taken by the Committee shall be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership provided herein.

III.	Meetings and Procedures

The Chair (or in his absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings consistent with the Company’s Bylaws. The Committee shall meet at least one time per year and more frequently as the Committee deems necessary or desirable. The Chair shall regularly report to the Board and as otherwise requested by the Board. All non-management directors who are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, representatives of the independent auditors, or any other financial personnel employed or retained by the Company or any other person whose presence the Committee believes to be necessary or appropriate.

The Committee shall have the sole authority, as it deems appropriate, to retain and/or replace, as needed, any independent counsel, governance consultants and other outside experts or advisors as the Committee believes to be necessary or appropriate and to utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee in its sole discretion, for payment of compensation to any such persons retained by the Committee.

IV.	Duties and Responsibilities

1.	The Committee may develop and/or recommend to the Board a set of corporate governance principles and keep abreast of developments with regard to corporate governance to enable the Committee to make recommendations to the Board in light of such developments as may be appropriate.

2.	The Committee shall, at least annually (i) review the governance philosophy of the Company to assure that they are appropriate for the Company and comply with the requirements of the SEC and Nasdaq regulations and policies; (ii) review and approve corporate governance goals and objectives; and (iii) review the effectiveness of the Board.

3.	The Committee shall periodically review (i) the Certificate of Incorporation of the Company, (ii) the Bylaws of the Company and (ii) officer and director indemnification and insurance matters.

4.	The Committee may consider, develop and/or recommend to the Board policies, procedures guidelines and studies with respect to independence of directors, director qualifications, and corporate governance principles.

5.	The Committee shall monitor the orientation of new directors in order to promote an understanding of Board policies and the Company’s business, and oversee continuing education programs for all directors.

6.	The Committee shall identify individuals believed to be qualified as candidates to serve on the Board of Directors and recommend to the Board of Directors, the candidates for all directorships to be filled by the Board of Directors or by the shareholders at an annual or special meeting. In identifying candidates for membership on the Board of Directors, the Committee shall take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant skills, diversity and the extent to which the candidate would fill a present need on the Board of Directors.

7.	The Committee shall review and make recommendations to the full Board of Directors whether members of the Board of Directors should stand for re-election. Consider matters relating to the retirement of members of the Board of Directors, including term limits or retirement ages.

8.	The Committee shall consider questions of independence and possible conflicts of interest of members of the Board of Directors and executive officers.

9.	The Committee shall recommend members of the Board of Directors to serve on the committees of the Board, giving consideration to the criteria for service on each committee as set forth in the charter for such committee, the rules of the SEC and Nasdaq and any other factors the Committee deems relevant, and where appropriate, make recommendations to the Board of Directors regarding the removal of any member of any committee.

10.	The Committee shall establish, monitor and recommend the purpose, structure and operations of the various committees of the Board of Directors, the qualifications and criteria for membership on each committee of the Board, the charter of each committee and, as circumstances dictate, make any recommendations regarding periodic rotation of directors among the committees and impose any term limitations of service on any Board committee.

11.	The Committee shall perform other duties or responsibilities delegated by the Board from time to time, or as required by the rules, regulations or interpretations of the SEC or Nasdaq.

12.	The Committee shall report regularly to the Board of Directors, including with respect to:

i.	such matters as the Committee deems to be relevant to the Committee’s discharge of its responsibilities; and

ii.	such recommendations as the Committee may deem appropriate.

13.	The Committee shall maintain minutes or other records of meetings and activities of the Committee.

The Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee comprised of members of the Committee or the Board or executive officers.